February 22, 1994


BANC ONE CORPORATION
100 East Broad Street
Columbus, Ohio  43215

Re: BANC ONE CORPORATION Registration Statement on Form S-4 (Capital Bancorp)


Gentlemen:

I have acted as counsel to BANC ONE CORPORATION ("BANC ONE") in connection with the Registration Statement on Form S-4 to be filed by BANC ONE with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the issuance of up to 433,850 shares of common stock, no par value, of BANC ONE (the "Shares") to (a) the shareholders of Capital Bancorp ("CAPITAL") in connection with the merger (the "Merger") of CAPITAL with and into Banc One Arizona Corporation ("Banc One Arizona"), a wholly owned subsidiary of BANC ONE, pursuant to the terms of an Agreement and Plan of Merger dated September 17, 1993, by and among CAPITAL, BANC ONE and Banc One Arizona (the "Merger Agreement") and (b) the shareholders (other than Capital) of Capital City Bank ("CCB") in connection with the merger (the "Bank Merger") of CCB with and into Bank One, Utah, N.A. ("Bank One Utah"), a wholly owned subsidiary of Banc One Arizona, pursuant to the terms of a Bank Merger Agreement dated December 14, 1993 between CCB and Bank One Utah (the "Bank Merger Agreement").

In this connection, I have examined such corporate records and other documents and certificates of public officials as I have deemed necessary in order to render the opinion set forth below.

Based upon the foregoing, it is my opinion that upon the satisfaction of certain conditions provided for in the Merger Agreement and Bank Merger Agreement, the Shares, when issued and delivered pursuant to the provisions of the Merger Agreement and Bank Merger Agreement and upon consummation of the Merger and Bank Merger, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,


ROMAN J. GERBER


Roman J. Gerber
General Counsel